Exhibit 10.12

Two American Lane P.O. Box 5150 Greenwich, Connecticut 06831-8150	Tel 203.861.1031 Fax 203.552.1501
Joseph J. Allessie Senior Vice President General Counsel

September 14, 2004

John W. Henry & Company, Inc

Attn: General Counsel/Secretary

301 Yamato Road, Suite 2200

Boca Raton, FL

Re: Advisory Agreements for PB Diversified Futures Fund LP, Diversified Futures Trust II, PB International Futures Fund B

Please be advised that it is anticipated that as of October 1, 2004, all the issued and outstanding shares of capital stock of Prudential Securities Futures Management Inc. and Seaport Futures Management, Inc., (together the “Prudential Managing Owners”) of the above stated Trusts/Fund are owned by Preferred Investment Solutions Corp. f/k/a Kenmar Advisory Corp. (the “Kenmar Managing Owner”). Therefore, with respect to the various advisory agreements currently in effect by and between the Trusts/Fund, the Prudential Managing Owner and you, please be notified that the Kenmar Managing Owner has assumed the liabilities and obligations of the Prudential Managing Owner thereunder and will continue to satisfy and perform all liabilities and obligations thereunder.

The Kenmar Managing Owner will continue to operate per the existing advisory agreements. If this is acceptable, please sign both copies of this Letter Agreement and return one copy.

PREFERRED INVESTMENT SOLUTIONS CORP.

By:	/s/ Joseph J. Allessie
Name:	Joseph J. Allessie
Title:	Senior Vice President, General Counsel

ACCEPTED AND AGREED TO:

JOHN W. HENRY & COMPANY, INC

By:	/s/ David M. Kozak
Name:	David M. Kozak
Title:	Senior Vice President
General Counsel, Secretary